910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BRUSSELS DALLAS DUBAI HOUSTON LONDON	NEW YORK PALO ALTO RIYADH SAN FRANCISCO SINGAPORE WASHINGTON

July 29, 2026
Insperity, Inc.
19001 Crescent Springs Drive
Kingwood, Texas 77339

Ladies and Gentlemen:
We have acted as counsel to Insperity, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on the date hereof by the Company, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to 620,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company issuable pursuant to the Insperity. Inc. Incentive Plan (As Amended and Restated Effective May 22, 2023, As Further Amended Effective May 20, 2025 and As Further Amended Effective May 18, 2026) (the “Plan”). At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
In our capacity as your counsel in connection with the matter referred to above, and as a basis for the opinion hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date, the Plan, corporate records of the Company, including certain resolutions of the board of directors of the Company or a duly constituted and acting committee thereof (the "Board"), as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and such other records, certificates, documents and instruments as we have deemed necessary or advisable as a basis for the opinion hereinafter expressed.
In connection with the opinion set forth herein, we have assumed, with your consent and without independent investigation or verification, the legal capacity and competency of all natural persons, that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us is accurate and complete. We have also assumed, as to factual matters, with your consent and without independent investigation or verification, the truth and accuracy of the certificates, statements or other representations of officers or other representatives of the Company and of governmental and public officials. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.
On the basis of the foregoing, and subject to the exceptions, assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued by the Company pursuant to the provisions of the Plan following due authorization of a particular award thereunder by the Board as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company; and upon issuance and delivery of such Shares from time to time pursuant to the terms of such award for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of such award, including, if applicable,

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the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board as provided therein, and, in the case of stock options, the exercise thereof and payment for such Shares as provided therein, such Shares will be validly issued, fully paid and non-assessable.
The opinion set forth above in this opinion letter is limited in all respects to matters of the General Corporation Law of the State of Delaware, as published and in effect on the date hereof, and we express no opinion as to the law of any other jurisdiction.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.